Exhibit 99.5

MONTANA TECHNOLOGIES LLC

Notice of Membership Interest Option Grant

Montana Technologies LLC, a Delaware limited liability company (the “Company”), hereby grants the following membership interest option pursuant to the attached Membership Interest Option Agreement (the “Option Agreement”), which is incorporated herein by this reference.

Name of optionee (the “Optionee”):	[To Be Specified]
Date of this option grant (“Date of Grant”):	[To Be Specified]
Number of Class C Common Units (as defined in the Company’s Third Amended and Restated Operating Agreement) of the Company’s membership interest subject to this option (“Units”):	[To Be Specified]
Option exercise price per Unit (“Exercise Price”):	$[To Be Specified]
Expiration Date (“Expiration Date”):	[To Be Specified]
Number, if any, of Units that become vested option units (“Vested Option Units”) immediately on the Date of Grant:	[To Be Specified]
Number of Units that are subject to the vesting schedule:	[To Be Specified]
This option is intended to be a (an):	[Nonstatutory Option]
This Option may only be exercised for Units that are Vested Option Units immediately prior to such exercise.	[To Be Specified]

Vesting Schedule:

[To Be Specified]

OPTIONEE:	Montana Technologies LLC, a Delaware limited liability company

Name:
Address:	By:
Name:
		Title:	Manager

THE OPTION GRANTED PURSUANT TO THIS AGREEMENT AND THE UNITS ISSUABLE UPON THE EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

Montana Technologies LLC

MEMBERSHIP INTEREST OPTION AGREEMENT

Section 1. Grant of Option.

(a) Option. Montana Technologies LLC, a Delaware limited liability company (the “Company”), hereby grants to the Optionee specified in the Grant Notice (the “Optionee”), on the terms and conditions set forth in (i) this Option Agreement (as amended from time to time, this “Agreement”), and (ii) the Notice of Membership Interest Option Grant to which this Agreement is attached (the “Grant Notice”), effective on the Date of Grant specified in the Grant Notice (the “Date of Grant”), the option (this “Option”) to purchase at the Exercise Price specified in the Grant Notice (the “Exercise Price”) the number of Units set forth in the Grant Notice (such Units, whether issued or issuable upon exercise of this Option, the “Option Units”). This Option is intended to be an Nonstatutory Option, as provided in the Grant Notice.

(b) Operating Agreement and Defined Terms. This Units issued pursuant to an exercise of this Option shall be in all respects subject to the terms, conditions and definitions of the Company’s Third Amended and Restated Operating Agreement, dated October 31, 2022, as it may be amended from time to time pursuant to its terms (the “Operating Agreement”). Capitalized terms used herein shall have the meanings given in the Operating Agreement, unless such term is otherwise specifically defined herein or in the Grant Notice. Exercise of Options granted to the Optionee under this Agreement shall constitute agreement by the Optionee to become party to and bound by the Operating Agreement and all associated agreements binding on Members of the Company. The Optionee accepts this Option subject to all the terms and provisions of the Operating Agreement and agrees to execute a supplemental signature page or instrument of accession to the Operating Agreement and other applicable agreements as a condition precedent to such person’s exercise of such Option. A copy of the relevant provisions of the Operating Agreement and other agreements shall be made available for review by an Optionee upon written request to the Company.

Section 2. Right to Exercise. Subject to the conditions set forth in the Grant Notice, and this Agreement, this Option may be exercised, and may only be exercised, with respect to Units that are Vested Option Units immediately prior to such exercise, at any time prior to its Expiration Date as set forth in the Grant Notice and this Agreement. Option Units issued upon exercise of this Option (“Issued Option Units”) shall be subject to the applicable provisions of this Agreement and the Operating Agreement.

Section 3. Transfer or Assignment of Option or Issued Option Units. This Option or any Issued Option Units may be transferred according to the Operating Agreement. (hereinafter referred to as a “transfer”).

Section 4. Exercise Procedures.

(a) Notice of Exercise. The Optionee may exercise this Option by giving written notice to the Company, in the form attached hereto (or its successor form customarily used by the Company at the time of exercise). Such notice shall specify the election to exercise this Option, the number of Option Units for which it is being exercised and the form of payment (as set forth in Section 5 hereof).

(b) Issuance of Option Units. After receiving a proper notice of exercise and full payment for the Option Units specified in such notice and compliance with the other requirements of this Agreement for due exercise of this Option, the Company shall cause to be issued relevant documents related to the Option Units as to which this Option has been exercised, which Units shall be registered in the name of the person exercising this Option (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship).

(c) Withholding Taxes. Optionee shall pay to the Company, or make provisions satisfactory to the Administrator for payment of, any taxes required by any applicable state, federal, local, or foreign ordinances, laws, or regulations to be withheld in connection with this Option or any exercise of this Option or vesting or disposition of Issued Option Units (including without limitation any Federal, state, local and foreign income and employment tax withholding requirements applicable to the Option exercise) (collectively, “Applicable Laws”), in each case no later than the date of the event creating the tax liability, and, notwithstanding anything to the contrary, exercise of this Option is expressly conditioned on compliance with the requirements of this sentence. The Company may, to the extent permitted by Applicable Laws, deduct any such tax obligations from any payment of any kind otherwise due to Optionee. When the Units are registered under the Securities Exchange Act of 1934 (the “Exchange Act”), or other applicable securities laws, Optionee may satisfy such tax obligations in whole or in part by delivery of Units that are already owned by the Optionee which (A) in the case of Units acquired upon exercise of this Option or any other Award, have been owned by the Optionee for more than six months on the date of surrender, and (B) are valued at their fair market value, as determined in good faith by the Company in consultation with a third party advisor or appraiser (the “Fair Market Value”).

Section 5. Payment For Units.

(a) Cash. All or part of the Exercise Price for Option Units may be paid for in cash or a check payable to the Company or by promissory note issued to the Company.

(b) Surrender of Units. To the extent permitted by applicable laws, if the Units are registered under the Exchange Act, all or any part of the Exercise Price for Option Units may be paid for by surrendering Units that are already owned by the Optionee which (A) in the case of Units acquired upon exercise of this Option or any other Award, have been owned by the Optionee for more than six months on the date of surrender and (B) have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Option Units as to which this Option is then being exercised. Such Units shall be surrendered to the Company in proper form for transfer, free and clear of any liens, encumbrances, security interests or restrictions thereon, except for restrictions imposed by applicable securities laws, and shall be valued at their then Fair Market Value on the date when this Option is exercised. Notwithstanding the foregoing, the Optionee shall not surrender Units in payment of any Option Units if such action would cause the Company to recognize any compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes.

Section 6. Term and Expiration. This Option shall expire at 11:59 p.m. Eastern Time on the Expiration Date.

Section 7. Limited Interest. The grant of the Option shall not be construed as giving Optionee any interest other than as provided in this Agreement. Optionee shall have no rights as a Member or holder of a membership interest in the Company of the Company as a result of the grant of the Option, until the Option is exercised, the exercise price is paid, and the Units issued thereunder. The grant of the Option shall not affect in any way the right or power of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger, consolidation or business combination of the Company, or any issuance or modification of any term, condition, or covenant of any bond, debenture, debt, preferred equity, or other instrument ahead of or affecting the Units or the rights of the holders thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other act or proceeding of the Company, whether of a similar character or otherwise.

Section 8. Optionee To Become Party to Operating Agreement. Notwithstanding anything to the contrary, as a condition to the issuance of any Option Units, the person in whose name Units are to be registered shall first, if not already a party thereto, become a party to the Company’s Third Amended and Restated Operating Agreement, dated October 31, 2022, among the Company and its members (such agreement, as amended from time to time, the “Operating Agreement”) and become bound by and subject to the obligations of the Operating Agreement.

Section 9. Legality of Initial Issuance. This Option may not be exercised if the issuance of such Units upon such exercise or the method of payment of consideration for such Units would constitute a violation of any Applicable Laws. No Option Units shall be issued upon the exercise of this Option unless and until the Company has determined that:

(a) The Company and the Optionee have taken any and all actions required to register such Option Units under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws or to perfect an exemption from the registration requirements thereof;

(b) any applicable listing requirement of any stock exchange or other securities market on which the Company’s membership interest or Units is listed has been satisfied; and

(c) every other provision of Applicable Laws has been satisfied.

Section 10. No Registration Rights. The Company may, but shall not be obligated to, register or qualify the sale of Option Units under the Securities Act or any other Applicable Law. The Company shall not be obligated to take any affirmative action in order to cause the issuance and sale of Option Units under this Agreement to comply with any law.

Section 11. Adjustment of Option Units. If the Company at any time shall, by subdivision, combination, reclassification of securities or otherwise, change the Units into the same or a different number of securities of any class or classes, this Option shall thereafter entitle the holder to acquire such number and kind of securities as would have been issuable in respect of the Units (or other securities which were subject to this Option immediately prior to such subdivision, combination, reclassification or other change) as the result of such change if this Option had been exercised in full for cash immediately prior to such change. The Exercise Price hereunder shall be adjusted if and to the extent necessary to reflect such change. If the Units or other securities issuable upon exercise hereof are subdivided or combined into a greater or smaller number of Units, the Units issuable hereunder shall be proportionately increased or decreased, as the case may be, and the Exercise Price shall be proportionately reduced or increased, as the case may be, in both cases according to the ratio which the total number of Units outstanding immediately after such event bears to the total number of Units outstanding immediately prior to such event. The Company shall give the Optionee prompt written notice of any change in the type of securities issuable hereunder, any adjustment of the Exercise Price for the securities issuable hereunder, and any increase or decrease in the number of Units issuable hereunder.

Section 12. Miscellaneous Provisions.

(a) Rights as a Member. Until Option Units are issued upon exercise of this Option (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive distributions or dividends or any other rights as a member of the Company shall exist with respect to such Option Units, notwithstanding the exercise of this Option. The Company shall issue (or cause to be issued) the applicable Option Units promptly after the due exercise of this Option in accordance with this Agreement. No adjustment will be made for a distribution or dividend or other right for which the record date is prior to the date the Option Units are issued.

(b) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon (i) personal delivery, (ii) the next business day after deposit with a nationally recognized overnight courier or (iii) three days after deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Optionee at the address that he or she most recently provided to the Company in writing.

(c) Entire Agreement. This Agreement, together with the Grant Notice, constitute the entire understanding between the parties hereto with regard to the subject matter hereof, and supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d) Choice of Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(e) Remedies. The parties agree that the other party will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by the other party, the first party shall, in addition to all other remedies available, be entitled to a temporary or permanent injunction against the other party, without showing any actual damage, and/or a decree for specific enforcement in accordance with the provisions hereof.

(f) Severability. If any provision of this Agreement is found unenforceable or illegal, the remainder of this Agreement shall remain in full force and effect.

(g) Amendments; Waivers. The Administrator may amend, modify or terminate this Agreement, including but not limited to, substituting therefor another Award of the same or different type, provided that the Optionee’s consent to such action shall be required unless the Administrator determines that the action would not materially and adversely affect the Optionee. No party shall be deemed to waive any rights hereunder unless such waiver is in writing and signed by such party. A waiver in writing on one or more occasions shall not be deemed to be a waiver for any future occasions.

(h) Counterparts. The Grant Notice may be executed in counterparts, including counterparts by telecopier or .pdf, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

MONTANA TECHNOLOGIES LLC

Option Exercise Notice

Montana Technologies LLC

___________________

___________________

Dear Sir or Madam:

I, _______________________ (the “Optionee”), hereby irrevocably exercises the right to purchase _____________ Class Common Units of membership interest (the “Units”), of Montana Technologies LLC, a Delaware limited liability company (the “Company”) at $[To Be Specified] per Unit pursuant to a Membership Interest Option Agreement with the Company dated [To Be Specified] (the “Option Agreement”). Enclosed herewith is a payment of $_____________, the aggregate purchase price for the Units. The Units should be registered in my name as it appears below (or, if signed by my spouse and as indicated below, in my name and my spouse’s name as community property or as joint tenants with right of survivorship).

[I / We] acknowledge and agree that the Option Agreement remains in full force and effect. [I / We] represent and agree that the Units being acquired pursuant to this Option Exercise Notice are being acquired for investment.

Further, [I / we] understand that the Units have not been registered under the Securities Act of 1933, as amended, or any state securities laws.

Optionee:	Spouse (if applicable):

Dated:	Dated:

Signature	Signature
Print Name:	Print Name:
Address:	Address:

Please Choose One:

____ Community property

____ Joint tenants with right of survivorship